Exhibit 5.1

1180 Peachtree Street Atlanta, Georgia 30309 Phone: 404/572-4600 www.kslaw.com

February 13, 2012

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc. Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Beazer Homes USA, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 27,898,740 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s offer to exchange (i) 5.7348 shares of Common Stock for each $25 principal amount of the Company’s 7.50% Mandatory Convertible Subordinate Notes due 2013 (the “Notes”) (the “Notes Exchange Offer”) and (ii) 4.9029 shares of the Company’s Common Stock for each of the Company’s 7.25% Tangible Equity Units (the “Units”) (the “Units Exchange Offer” and together with the Notes Exchange Offer, the “Exchange Offers”).

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments, including the Registration Statement and the forms of letters of transmittal to be used pursuant to the Exchange Offers (the “Letters of Transmittal”), as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to matters of fact material to this opinion, we have relied, without independent verification, upon certificates of officers of the Company.

Beazer Homes USA, Inc.

February 13, 2012

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate law of the State of Delaware (which includes the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Common Stock has been duly authorized, and when issued in accordance with terms and conditions of the Exchange Offers set forth in the Registration Statement and Letters of Transmittal, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Sincerely,

/s/ King & Spalding LLP